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                                                                   EXHIBIT 10.35


                                  BRUNO'S, INC.
                                 SEVERANCE PLAN


1. Eligibility. Employees of Bruno's, Inc. ("Company") shall be eligible to participate in the Bruno's, Inc. Severance Plan ("Plan"). The Company currently anticipates that coverage under the Plan will extend to 16 senior vice presidents and vice presidents, 17 directors and 77 salaried, non-contract employees, as more specifically designated in writing from time to time by the Chief Executive Officer of the Company. Any increase in the aggregate number of employees participating in the Plan shall be approved by the statutory committee of unsecured creditors (the "Creditors' Committee") appointed in chapter 11 cases of the Company and its affiliates. If the Company and the Creditors' Committee fail to agree upon an increase in the number of participants, such dispute shall be submitted to the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court") for determination.

2. Termination of Participation. Participation in the Plan automatically terminates, without notice to or consent of any participant, upon such participant's death, disability, resignation without Good Reason (as defined below) or termination for Cause (as defined below).

         "Good Reason" means any of the following events with respect to a participant:

         - any reduction in his or her base salary, target bonus opportunity or, except for changes applicable to all similarly situated employees, employee benefits; provided, however, that the expiration of the Bruno's, Inc. Retention Plan in accordance with its terms shall not constitute Good Reason;

         - any material change in duties, the result of which is that a substantial portion of such changed duties is inconsistent with such participant's education, experience or training (except in connection with a termination for Cause, resignation for Good Reason or disability); or

         - any change in his or her principal work location of more than the greater of fifty (50) miles and the covered employee's current distance traveled

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                  to his or her principal work location as of the date upon
                  which the Bankruptcy Court enters an order approving the Plan ("Effective Date");

         "Cause" means any act or any failure to act on the part of a participant which constitutes:

         - willful malfeasance or willful misconduct in connection with his or her employment which is injurious to the Company or any of its affiliates or the Board of Directors of the Company or any of its affiliates, including fraud, embezzlement, theft, dishonesty and property damage;

         - willful or grossly negligent material violation of law in connection with or in the course of his or her duties or employment with the Company or any of its affiliates;

         - misdemeanor involving moral turpitude or felony for which the participant is convicted or pleads nolo contendere;

         - willful or grossly negligent engagement in any activity competitive with the business of the Company as to which the Company has notified the participant in writing and the participant has not ceased within three (3) business days following such notice;

         - failure to follow reasonable directions or instructions of a more senior officer or the Board of Directors of the Company as to which the Company has notified the participant in writing and such failure shall have continued for a period of three (3) business days after receipt of such notice;

         - willful or grossly negligent breach of any stated material employment policy of the Company; or

         - willful and wrongful disclosure of confidential information of the Company or any of its affiliates.

         No act or failure to act on the part of a participant shall be deemed to be "willful" if it was due primarily to an error in judgment or negligence.

3. Severance Benefits. Subject to Section 4, if any participant is terminated by the Company without Cause or resigns for Good Reason during a period commencing three (3) months before a Change in Control (as defined below) and ending twelve (12) months following a Change in Control (as defined below), such participant (provided that such participant shall execute a release


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         with respect to the Company substantially in the form annexed hereto)
         will be entitled to (i) severance pay equal to his or her monthly pay rate in effect on the termination date multiplied by the applicable period set forth on Schedule 1, and (ii) continuation of group medical and life insurance benefits as in effect from time to time for such period. The Company shall make severance payments in satisfaction of a participant's severance pay in accordance with the Company's normal payroll practices in existence as of the date the participant is severed, rather than in a lump sum.

         Severance pay shall not be reduced by any remuneration received by a severed employee from another employer within the four and one-half (4 1/2) month period subsequent to termination. Severance benefits earned or payable to a severed employee after such four and one-half (4 1/2) month period, shall be reduced by any remuneration received or earned by the employee from another employer during the balance of the period during which severance benefits are payable. Group medical and life insurance coverage shall be limited to the extent that a participant becomes covered by the group medical and life insurance plans of a successor employer. Any period of group medical coverage pursuant to the Plan shall not reduce any required period of coverage for purposes of Part 6, Subtitle B, Title I of the Employment Retirement Income Security Act of 1974, as amended ("ERISA").

         "Change in Control" means any of the following events:

         - the approval by the Board of Directors of the Company of a plan of liquidation with respect to the Company, including the approval of a sale of a significant number of the Company's stores in contemplation of additional sales of stores constituting substantially all of the Company's stores in the aggregate;

         - the sale or other divestiture of all or substantially all of the assets (excluding the sale of inventory or other assets in the ordinary course of business) of the Company or of the Company and its direct or indirect majority-owned subsidiaries; or

         - the acquisition by any person or affiliated group of persons of the common stock of the Company pursuant to a plan of reorganization or otherwise such that said person or affiliated group shall own directly or indirectly, beneficially or of record, a majority of the outstanding voting stock of the Company; provided, however, that the acquisition of a majority of the outstanding voting stock of the Company in accordance with a plan of reorganization of the Company by an entity that is a creditor of the Company (other than a creditor engaged in the wholesale


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                  or retail sale or distribution of groceries or other food
                  products) shall not be deemed a Change in Control;

         - the appointment of a trustee for the Company or the conversion of the Company's case under chapter 11 of title 11 of the United States Code ("Bankruptcy Code") to a liquidation case under chapter 7 of the Bankruptcy Code.

4. Sale of Company Assets. A participant whose employment is terminated by the Company as a result of a sale or other divestiture of any assets of the Company shall not be eligible for severance benefits under the Plan if (i) such participant is offered employment at the same position and with the same base salary, same target bonus opportunity, and same employee benefits (as are made available to similarly situated employees) at a work location within the greater of fifty (50) miles and the distance traveled to his or her principal work location with respect to the Company, and (ii) such participant will be eligible for coverage under a severance plan providing severance benefits identical to those provided under the Plan if he or she is terminated without Cause or resigns for Good Reason within the first twelve (12) months of such employment.

5. Plan Administration. The Company (EIN 63-0411801) is the plan sponsor and plan administrator. Service of legal process upon the Plan shall be made upon the Company as follows:

                  Bruno's, Inc.
                  800 Lakeshore Parkway
                  Birmingham, Alabama 35211
                  Attn:  General Counsel

         The Company has full power and authority to do all things necessary or convenient to administer and effect the purposes of the Plan, whether or not such powers are set forth herein, including but not limited to the power to:

         (a) provide rules for the management, operation and administration of the Plan;

         (b) reasonably construe and make all determinations under the Plan in good faith to the fullest extent permitted by law;

         (c) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect; and



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         (d)      make reasonable determinations as to a participant's
                  eligibility for benefits under the Plan, including determinations as to Cause and Good Reason.

         The decisions of the Company or its delegate shall be final and conclusive for all purposes of the Plan and shall not be subject to any appeal or review other than pursuant to Sections 6 and 7.

6. Claims Procedure; Claims Review Procedure. If any participant has a claim for benefits which are not being paid, such claimant may file with the Company a written claim setting forth the amount and nature of the claim, supporting facts, and the claimant's address. The Company shall notify each claimant of its decision in writing by registered or certified mail within thirty (30) days after its receipt of a claim, unless otherwise agreed by the claimant. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to realize the claim, and explain the claim review procedure under the Plan.

         A claimant whose claim has been denied or such claimant's duly authorized representative may file, within sixty (60) days after notice of such denial is received by the claimant, a written request for review of such claim by the Company. If a request is so filed, the Company shall review the claim and notify the claimant in writing of its decision within thirty (30) days after receipt of such request, which may be extended for up to thirty (30) additional days in special circumstances as determined by the Company in its sole discretion. The notice of the final decision of the Company shall include the reasons for its decision and specific references to the Plan provisions on which the decision is based. The decision of the Company shall be final and binding on all parties.

7. Disputes. Any dispute by a participant concerning his or her benefits under the Plan following a final decision by the Company pursuant to
         Section 6 arising during the pendency of the Company's case under chapter 11 of the Bankruptcy Code shall be resolved by the Bankruptcy Court, and any such dispute arising thereafter shall be settled in accordance with the Rules of the American Arbitration Association, which determination shall be binding upon the parties conclusively.

8. ERISA Rights. A participant may obtain copies of all Plan information upon written request to the plan administrator. The plan administrator and others who operate the Plan must do so prudently and in the interest of the participants. No employer or other person may terminate or otherwise discriminate against a participant in any way intended to prevent him or her


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         from obtaining a severance benefit or exercising his or her rights under ERISA. If such discrimination occurs, the participant may seek assistance from the United States Department of Labor or may file suit in a federal court.

         A participant is entitled to receive a written explanation of the reasons for the denial of his or her claim, and to have the Company review and reconsider such claim. The participant may file suit in a state or federal court to challenge any such denial.

         Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if materials are requested from the Plan and are not received within thirty (30) days, the participant may file suit in a federal court. If a participant has any questions about the Plan, the participant may contact the plan administrator. If a participant has any questions about this statement or about his or her rights under ERISA, the participant may contact the nearest Area Office of the United States Labor-Management Services Administration, Department of Labor.

9. Amendment or Termination. The Plan is subject to approval by the Bankruptcy Court. The Plan may be amended or terminated by the Company in its sole discretion; provided, however, that the Plan cannot be amended or terminated (i) within three (3) months preceding a Change in Control or within twelve (12) months following a Change in Control in any manner which adversely affects the rights of any participant at that time or (ii) during the pendency of the Company's case under chapter 11 of the Bankruptcy Code, without the approval of the Bankruptcy Court.

10. No Employment Rights. No participant has any right to be employed by the Company by reason of the establishment or any provisions of the Plan, and the Company reserves the right to dismiss or otherwise deal with any employee to the same extent as though the Plan had not been adopted.

11. Non-Property Interest. The Plan is unfunded and all benefits under the Plan are unsecured claims against the Company. The Plan shall not affect or impair the rights or obligations of the Company or a participant under any other written plan, contract or arrangement.

12. Transferability of Rights. No participant may assign, transfer or otherwise alienate his or her rights under the Plan.



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13.      Governing Law. The Plan shall be construed, administered, and enforced according to the laws of the State of Alabama, except to the extent that such laws are preempted by the federal laws of the United States of America.




EXECUTED, at Birmingham, Alabama, this 3rd day of June, 1998.


                                             BRUNO'S, INC.



                                             By: /s/ James A. Demme
                                                 -----------------------
                                                 James A. Demme
                                                 Chief Executive Officer




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                                                                   SCHEDULE 1 TO
                                                    BRUNO'S, INC. SEVERANCE PLAN


Position                                    Severance Period
--------                                    ----------------
Senior VP                                    12 months
VP                                           12 months
Director                                      6 months
Other salaried employee                       3 months





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